                                                                  EXHIBIT (a)(1)

[THERMOSENTRON LOGO]

501 90th Avenue N.W.
Minneapolis, Minnesota 55433

                                                                  March 17, 2000

To:  Thermo Sentron Stockholders other than
     Thermo Electron and its Subsidiaries

Dear Stockholder:

     The undersigned are the independent directors of the Board of Directors of Thermo Sentron Inc. and constitute a Special Committee of the Board of Directors of Thermo Sentron which was created in connection with proposed transactions between Thermo Sentron and Thermo Electron Corporation and/or Thermedics Inc. We are writing to you in connection with the tender offer which Thermedics has commenced for all of the outstanding shares of Thermo Sentron's common stock other than those owned by Thermedics, Thermo Electron and other subsidiaries of Thermo Electron at a price of $15.50 net per share in cash.

     THE SPECIAL COMMITTEE RECOMMENDS THAT YOU DO NOT TENDER YOUR SHARES FOR A PRICE OF $15.50 PER SHARE BECAUSE THE SPECIAL COMMITTEE DOES NOT BELIEVE THAT $15.50 PER SHARE REPRESENTS AN ADEQUATE PRICE FOR YOUR SHARES. THE REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION AND THE BACKGROUND LEADING TO THE TENDER OFFER ARE SET FORTH IN DETAIL IN ITEM 4 OF THE ENCLOSED SCHEDULE 14D-9 THAT IS BEING FILED TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SPECIAL COMMITTEE URGES YOU TO READ THE ENTIRE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING YOUR DECISION WITH RESPECT TO THE TENDER OFFER.

                                          Very truly yours,

                                          WILLIAM W. HOOVER

                                          PETER RICHMAN